Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SYNTIANT CORP.

Syntiant Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.
The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 5, 2017.
2.
The Company’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 10, 2026 (the “Amended and Restated Certificate”).
3.
This Certificate of Amendment to the Company’s Amended and Restated Certificate herein certified was duly adopted by the Board of Directors of the Company in accordance with the applicable provisions of Section 242 of the General Corporation Law and the requisite stockholders of the Company have given their written consent in accordance with Section 228 of the General Corporation Law.
4.
Article IV of the Amended and Restated Certificate shall be amended and restated to read in its entirety as follows:

“ARTICLE IV

Effective immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each three (3)outstanding shares of Common Stock (as defined below) shall, automatically and without further action on the part of any stockholders of this corporation, be reclassified as one (1) share of Common Stock (the “Reverse Stock Split”). Each stock certificate (or book entry shares) that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock resulting from the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more stock certificates (or book entry shares) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors. The par value of the Common Stock and Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.0001 per share.

The aggregate number of shares that the Company shall have authority to issue is 151,974,609, consisting of 97,743,893 shares of common stock, each with the par value of $0.0001 per share (the “Common Stock”), and 54,230,716 shares of Preferred Stock, each with the par value of $0.0001 per share. The Preferred Stock may be issued in multiple series, of which one such series shall be denominated the “Series A-1 Preferred”, one such series shall be denominated the “Series A-2 Preferred”, one such series shall be denominated the “Series B Preferred”, one such series shall be denominated the “Series C Preferred”, one such series shall be denominated the “Series C-1 Preferred”, one such series shall be denominated the “Series D-1 Preferred”, one such series shall be denominated the “Series D-2 Preferred”, and one such series shall be denominated the “Series Junior Preferred” (collectively, the “Preferred Stock”). The Series A-l Preferred shall consist of 3,430,528 authorized shares. The Series A-2 Preferred shall consist of 1,090,896 authorized shares. The Series B Preferred shall consist of 7,644,902 authorized shares. The Series C Preferred shall consist of 7,080,764 authorized shares. The Series C-1 Preferred shall consist of 6,405,456 authorized shares. The Series D-1 Preferred shall consist of 15,604,542 authorized shares. The Series D-2 Preferred shall consist of 10,835,048 authorized shares. The Series Junior Preferred shall consist of 2,138,580 authorized shares.”

5.
Section 1 of Article X of the Amended and Restated Certificate shall be amended and restated to read in its entirety as follows:

“1. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director or officer of the Company shall be personally liable to the Company or its stockholder for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the General Corporation Law of the State of Delaware is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Company, then the liability or a director or officer, as applicable, of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.”

6.
A new Article XII shall be added following Article XI of the Amended and Restated Certificate as follows:

“ARTICLE XII

Unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the other state courts of the State of Delaware or the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Company, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the

Company’s stockholders, (iii) any Proceeding arising pursuant to any provision of the General Corporation Law of the State of Delaware or the bylaws of the Company or this Amended and Restated Certificate of Incorporation (as each may be amended from time to time) or (iv) any Proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article XII. This Article XII is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claims for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

7.
All other provisions of the Amended and Restated Certificate shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed as of the 15th day of July, 2026.

By:	/s/ Kurt F. Busch

	Name:	Kurt F. Busch
	Title:	CEO